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                                                                    EXHIBIT 11.1


                               POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE


                                                        Three months ended
                                                            March 31,
                                                    1998                1997
                                                 -----------         -----------
Weighted average number of common
    shares outstanding                            13,481,441          13,363,779

Application of the "treasury stock"
    method to the stock option plan                   60,474                 993
                                                 -----------         -----------

Total common and common equivalent
    shares, assuming dilution                     13,541,915          13,364,772
                                                 ===========         ===========


Net income                                       $20,481,000         $ 1,378,000
                                                 ===========         ===========


Diluted net income per common share              $      1.51         $       .10
                                                 ===========         ===========



The computation of basic net income per common share is not included because the computation can be clearly determined from the material contained in this report.